Exhibit 99.2

Riot Blockchain Announces Stock Ticker Symbol Change to RIOT

CASTLE ROCK, Colo., Oct. 19, 2017 — Riot Blockchain, Inc. (Nasdaq: RIOT) today announced that its NASDAQ Capital Market ticker symbol has changed from ‘BIOP’ to ‘RIOT’ effective immediately. Riot Blockchain changed its ticker symbol to align with its name change and shift in strategic direction to focus on blockchain technologies. The stock symbol change was previously announced on October 4, and has been subsequently approved by NASDAQ.

“We are pleased to begin trading under the new RIOT symbol as we transform into a strategic investor and operator of blockchain technologies,” said Michael Beeghley, CEO of Riot Blockchain. “We want our company name, symbol and mission to embody the disruptive nature of this field and our commitment to the evolution of digital transactions.”

Blockchain protocols offer a secure way to store and relay information without the need for middlemen. It uses a decentralized and encrypted ledger that offers a secure, efficient, verifiable and permanent way of storing records and other information. Blockchain protocols are the backbone of numerous digital cryptocurrencies including Bitcoin, Ethereum and Litecoin. They have a wide range of potential applications including use in processing transactions, managing medical records, recording votes and proof of ownership across a far-reaching spectrum of applications.

About Riot Blockchain

Riot Blockchain, Inc. (formerly Bioptix, Inc.) leverages its expertise and network to build and support blockchain technology companies. It is establishing an Advisory Board with technical experience intending to become a leading authority and supporter of blockchain, while providing investment exposure to the rapidly growing blockchain ecosystem. For more information, visit http://www.riotblockchain.com/.

The company continues to maintain its existing Bioptix business line and its royalty license stemming from an Exclusive License Agreement with Ceva Santé Animale S.A. ("Licensee"), providing an exclusive worldwide royalty-bearing license, until December 31, 2028, to develop, seek regulatory approval for and offer to sell, market, distribute, import and export luteinizing hormone ("LH") and/or follicle-stimulating hormone ("FSH") products for cattle, equine and swine for the assistance and facilitation of reproduction.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors", copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Media Contacts
Karen Chase or Travis Kruse
Russo Partners, LLC
(646) 942-5627
(212) 845-4272
karen.chase@russopartnersllc.com
travis.kruse@russopartnersllc.com